                                                                     EXHIBIT 10b














                                     MEXICO

                         WORLD TRANSPORT AUTHORITY, INC.


                A DIVISION OF COMPOSITE AUTOMOBILE RESEARCH, LTD.



                                  MANUFACTURING

                                        &

                              DISTRIBUTION LICENSE

                                   GRANA BAJA

                                TABLE OF CONTENTS


Paragraph                           Title                               Page
---------                           -----                               ----
       1.  Preamble                                                       1
       2.  Granting of License                                            1
       3.  Licensee's Area of Exclusive Responsibility                    2
       4.  Sales Quotas                                                   2
       5.  Renewal of License                                             2
       6.  Facility Location                                              3
       7.  Facility Development                                           3
       8.  Molds, Tools & Equipment                                       4
       9.  Mold and Equipment Refurbishing                                4
      10.  Training                                                       4
      11.  Facility Opening                                               5
      12.  Operating Assistance                                           5
      13.  Product Offering                                               6
      14.  Parts, Supplies and Materials                                  6
      15.  Advertising and Promotion by Company                           7
      16.  Advertising and Promotion by Licensee                          7
      17.  Bookkeeping and Records                                        8
      18.  Sales Reports and Financial Statements                         8
      19.  Specifications, Standards, Procedures and Rules                8
      20.  Compliance with Laws                                           9
      21.  Prices to be Determined by Licensee                            9
      22.  Operating Manual                                               9
      23.  Trade Secrets: New Processes, Concepts, Improvements, etc.    10

Paragraph                           Title                               Page
---------                           -----                               ----
      24.  Licensee Must Directly Supervise Facility                     10
      25.  Insurance                                                     10
      26.  Marks                                                         11
      27.  Initial Fees                                                  12
      28.  Inventory Purchase / Royalty Fee                              12
      29.  Inspection                                                    13
      30.  Audit of Sales Reports and Financial Statements               13
      31.  Termination by Licensee                                       13
      32.  Termination by the Company                                    14
      33.  Licensee's Obligations Upon Termination of Expiration         14
      34.  The Company's Option  to Purchase Facility                    16
      35.  Licensee's Covenants Not to Compete                           16
      36.  Assignment by the Company                                     16
      37.  Assignment by Licensee                                        16
      38.  The Company's Approval of Assignment                          17
      39.  Death or Disability of Licensee                               17
      40.  Right of First Refusal of the Company                         18
      41.  Judicial Enforcement, Injunctions and Specific Performance    18
      42.  Jurisdiction and Venue                                        19
      43.  Independent Contractors/Indemnification                       19
      44.  Licensee Corporation/Partnership                              19
      45.  Governing Law                                                 20
      46.  Binding Effect                                                20
      47.  Construction                                                  20
      48.  Waiver                                                        21
      49.  Standard of Reasonableness                                    21
      50.  Notices                                                       21

Paragraph                           Title                               Page
---------                           -----                               ----
      51.  Effective Date of this Agreement                              22
           Exhibit A - Product Line                                      23
           Exhibit B - Payment of License Fee                            24
           Exhibit C - Equipment List                                    25
           Exhibit D - Container Logistics                               27

                         WORLD TRANSPORT AUTHORITY, INC.

                 STANDARD MANUFACTURING AND DISTRIBUTION LICENSE


        THIS AGREEMENT is made and entered into by and between World Transport Authority, Inc. A Nevada Corporation, with it's principal office at 635 Front Street, El Cajon, CA 92020 (the "Company") and Grana Baja, S.A.de C.V. Mexico whose principal address is P.O. Box 92168-0072, San Diego, CA 92168-0072 USA ("Licensee").

1.      Preamble.

        The Company originated and produced certain unique designs, production processes and molds for use in manufacturing composite and fiberglass body/chassis parts for a vehicle with three body configurations: an 8 passenger people mover, a three passenger pickup and a three passenger van. These vehicles have the trade name WORLDSTAR. The Company developed the design, molding procedure, trademarks, trade names, and goodwill for the marketing and manufacturing of the WORLDSTAR, consisting of manufactured plastic parts produced from molds created from the original design. Licensee has applied to the Company for a license to manufacture and distribute WORLDSTAR automobiles utilizing the Company's business format, manufacturing methods, specifications, standards, operating procedures, operating assistance, advertising services, and the trademarks. Such application has been approved by the Company in reliance upon all of the representations made therein, including without limitation the ownership of License. The Company contemplates the development of additional vehicles, options, products and processes which shall likewise be offered to Licensee to manufacture and distribute upon mutually agreeable terms and conditions. Licensee has read this Agreement and has been given an opportunity to clarify any provision of the License Agreement. Licensee hereby acknowledges that he understands and accepts the terms, conditions and covenants contained in this License Agreement as being reasonable and necessary to maintain the Company's high standards of quality and service and the uniformity of those standards in order to protect and preserve the goodwill of the Marks.

2.      Granting of  License.

        Subject to the provisions of this License Agreement, the Company hereby grants to the Licensee a License to establish a manufacturing facility ('Facility') for the manufacture of the WORLDSTAR product line as described in Exhibit A and a License to use the trademarks in connection therewith for a term of ten (10) years (the "term of the License") at the following location:

_______________________________


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___________________________________________________________________________. The
phrase "term of the License" used herein shall mean the initial term and the renewal term if the License is renewed. The License fee is $260,000.00 (Exhibit
B). The granting of the License allows the Licensee to produce annually up to 324 WORLDSTAR cars, pickups or vans, as an aggregate number. If the Licensee wishes to produce WORLDSTAR vehicles in excess of the 324 annual aggregate number, another License must be purchased from the Company. Depending on the training, facility layout, additional equipment and actual annual production desired additional Licenses start at $137,500.00.

3.      Licensee's Area of Exclusive Responsibility.

        The following geographic territory shall be the Area of Exclusive Responsibility of the Facility: Tijuana, Mexico B.C.. During the term of the License, provided that Licensee is in full compliance with this Agreement, the Company will not operate or grant a License for the operation of a manufacturing facility whose area of exclusive responsibility overlaps Licensee's Area of Exclusive Responsibility.

4.      Sales Quotas.

        50% of the normal annual product capacity of 324 units is the sales quota to maintain the License. If the Licensee fails to meet the minimum requirement of 50% normal capacity of 324 units (162 units) after one full calendar year (12 consecutive months), the Company reserves the right to sell a License into the area, after 90-day notification is given to the Licensee of non-conpliance.

5.      Renewal of License.

        Licensee may, at his option, renew the License for an additional ten-year term, provided that: (a) Licensee is not in default of any provision of this Agreement or any other agreement between Licensee and the Company or its subsidiaries or affiliates, and has substantially complied with all the terms and conditions of such agreements during the terms thereof; (b) Licensee has satisfied all monetary obligations owed by Licensee to the Company and its subsidiaries and affiliates and has timely met these obligations throughout the term of this Agreement; (c) Licensee has met the sales quotas for the Facility prescribed in Paragraph 4; and (d) Licensee is able to maintain possession of the site of the Facility or to secure and develop a suitable alternative site approved by the Company. Renewal of the License shall be effected by the execution by the Company and Licensee of an extension agreement. Licensee agrees to give the Company not less than six (6) months nor more than twelve (12) months, prior written notice of an election not to renew the License. After approval of the extension of the License by the Company, failure or refusal by Licensee to execute such extension agreements within thirty (30) days after delivery thereof shall be deemed an election by Licensee not to renew the License. The price of the 10 year extension of the License agreement will be one dollar ($1) U.S.


6.      Facility Location.

        Licensee may operate the Facility only at the location specified in Paragraph 2 of this Agreement and may not relocate the Facility except with the Company's prior written consent as herein provided. If the lease for the site of the Facility expires or terminates without fault of Licensee, or if the site is destroyed, condemned or otherwise rendered unusable, or if in the judgment of the Company there is a change in character of the location of the Facility sufficiently detrimental to its business potential to warrant its relocation or a new location is of significant business advantage, the Company shall not withhold permission for relocation of the Facility to a location and site mutually acceptable. Any such relocation shall be at Licensee's sole expense and the Company shall have the right to charge Licensee for any costs that the Company may incur, and a reasonable fee for its services, in connection with any such relocation of the Facility such as reprogramming computer systems or sending of technicians to aid in the relocation of equipment at the Licensee's request.

7.      Facility Development.

        Licensee agrees that promptly after obtaining possession of the site for the Facility Licensee will: (a) cause to be prepared and submit for approval by the Company a site plan for the Facility (including requirements for dimensions, exterior design, materials, interior layout, signs, and decorating) required for the development of the Facility at the site leased or purchased therefore; (b) obtain all required zoning changes; all required building, driveway, utility, health, sanitation, and sign permits and any other required permits; (c) complete the construction and/or remodeling, and sign installation and decorating of the Facility in full and strict compliance with plans and specifications therefore approved by the Company. The Company will as a provision of the License help the Licensee design the WORLDSTAR manufacturing facility floor plan for the most efficient use of the space.

8.      Molds, Tools, and  Equipment.

        The Company shall provide Licensee with molds, tools and all equipment specific to the manufacture of the WORLDSTAR automobile. Molds are proprietary to the Company and must be returned to the Company in case of default, non-compliance or time limitations (ten/twenty year term). A complete listing of these molds, tools and equipment can be found in Exhibit C. Licensee will not duplicate WORLDSTAR molds or tooling, not will the Licensee sell, give or trade said WORLDSTAR molds or tooling to any third party not related to the original agreement.

9.      Mold & Equipment Refurbishing.

        The molds, tools and equipment have been designed and or specified to be capable of producing their products at maximum quantity as allowed by the Licensee over the term of the License. If the molds, tools or equipment deteriorates the Licensee agrees to refurbish such molds, tools and equipment and/or introduce into production such changes as are required by the Company to maintain minimum product standards and specifications within a reasonable time after receipt of notice thereof, not to exceed three (3) months.

10.     Training.

        Prior to the opening of the Facility, the Licensee shall enroll up to two persons (selected by the Licensee) in a training program for instruction in all phases of the operation of a World Transport Authority manufacturing facility. These programs shall be furnished at such times and places as the Company designates. The Licensee's designated personnel shall complete the training program to the satisfaction of the Company, so that then they will be able to train their employees at their local facility. Licensee shall be responsible for the travel and compensation of himself and his employees incurred during the training program. The Company shall provide living accommodations (room and board) as well as transportation to the training facility and back to the living accommodation. The Licensee's personnel shall be trained in all aspects of the W.T.A. business, including but not limited to, the following: Sales, Marketing, Computer Operation, WORLDSTAR Manufacturing; welding, fabrication, molding, assembly, upholstery and testing.

        Licensee shall implement a training program for employees of the Facility in accordance with training standards and the procedures manual provided by the Company upon start of the facility and as necessary thereafter. Licensee shall purchase from the Company and utilize such training aids which the Licensee may require from time to time (e.g., films, videotapes or printed materials). Licensee agrees not to employ any person who is required by the Company to complete a training program but who fails or refuses to do so.

11.     Facility Opening.

        Licensee shall complete development of the Facility and shall have the Facility ready to open and commence the conduct of its business within a reasonable time after Licensee obtains possession of such site and possession of the Company supplied molds, tooling, equipment and production materials or from the date of this Agreement if Licensee has possession of such site on the date hereof. If Licensee has not, within nine (9) months from the date of this Agreement, completed all required training and opened the Facility, then this Agreement and the License granted hereby may, at the sole option of the Company, be terminated upon the giving of written notice to Licensee by the Company.

12.     Operating Assistance.

        a). The Company shall furnish to Licensee reasonable operating assistance in connection with the operation of the Facility as the Company determines to be necessary. The Company will provide two technicians for approximately two (2) weeks to provide operating assistance upon initial start-up. The Company shall be responsible for the travel and compensation of its technicians incurred during the initial two-week operating assistance program. Licensee shall provide living accommodations (room and board) as well as transportation to the Facility and back to the living accommodation. The Company technicians shall provide operating assistance in accordance with the training standards and procedures prescribed by the Company. Operating assistance will include advice and guidance with respect to: (i) manufacturing processes and techniques; (ii) vehicle quality control testing, (iii) hiring and training employees; (iv) formulating and implementing advertising and promotional programs; and (v) the establishment and maintenance of administrative, bookkeeping, accounting, inventory control and general operating procedures.

        b). In order to promote the desire of the Company that the automobiles manufactured by Licensee be of the highest quality, the Company will provide continuing operating assistance as it sees fit. In order to promote quality, the Company shall advise Licensee from time to time of improvements or changes to the operating procedures. The Company may also advise Licensee from time to time of concerns or problems with Licensee's product quality or the Facility discovered by the Company in the normal course of business or during inspections made by the Company. The Company shall make no separate charge to Licensee for such continuing operating assistance, provided that the Company feels that the Licensee is making reasonable steps to address the concerns expressed by the Company.

        c). If the Licensee, after written notice and in the sole opinion of the Company, continues to produce automobiles which are of unacceptable levels of quality, or continues to operate the Facility in an unsafe manner, or fails to substantially comply with the provisions of this Agreement, the Company may require that the Licensee make necessary changes. The Company may at it's discretion incur costs and make reasonable charges for such costs for corrective operating assistance made necessary, in the sole judgment of the Company, as a result of Licensee's failure to comply with any provision of this Agreement or any specification, standard or operating procedure prescribed by the Company or corrective operating assistance provided to Licensee in excess of that which is normally provided by the Company.

13.     Product Offering.

        Licensee agrees that he will offer for sale and sell at the Facility only World Transport Authority products and services. Licensee further agrees not to offer for sale or sell at the Facility any other product or services or use such premises for any purpose other than the manufacture and sale of World Transport Authority products. Notwithstanding the foregoing, Licensee may repair "non-competitive products" which are compatible with the Facility and technologies of the Licensee provided such products do not impair Licensee's ability to meet production demands and/or minimum quotas as herein provided. The Licensee may also at his sole discression provide options, modifications, additions, upgrades and repair parts to the WORLDSTAR that in the Licensee's opinion helps with the sales and profitability of the product. Notwithstanding the foregoing, should Licensee fail to generate at least 75% of the sales quotas as described in Paragraph 4 for a period of six consecutive months, and the Licensee has exercised all reasonable due diligence to generate such sales, Licensee shall be permitted to introduce into production at the Facility non-World Transport Authority products approved by the Company upon such terms and for such periods as are commercially reasonable under the market conditions then existing and to which both Licensee and Company agree in writing.

14.     Parts, Supplies and Materials.

        All parts, supplies and materials used in the production of the WORLDSTAR shall be purchased from the Company and at no time be sourced elsewhere. The Company has the right to upgrade, change and modify due to technological changes at it's sole discretion any and all parts, supplies and materials. The Company is responsible to supply the Licensee tooling for any changes made at no cost to the Licensee. The parts, supplies and materials shall be available only in a complete 40' container, or if the port facility in the Licensees area is not capable of handling 40' containers, two 20' containers will be used. Each 40' container shall have enough materials to build 40 cars. The Company shall warrantee that each container shall include all materials per Exhibit D. If for any reason the Company is unable to ship the order complete, the Company at its sole expense shall ship the items backordered. If the Company ships orders incomplete for more than three consecutive orders, the Company shall lose it's $275.00 per vehicle royalty fee, until such a time as the orders are shipped complete. The Company shall have the right from time to time without notice to examine the Facility of the Licensee and any related warehousing facility and to test or inspect the parts, materials or supplies to determine whether they were procured from the Company. In the event such inspections disclose non-compliance, the Company shall have the right to charge reasonable fees for the inspection of the materials. The Company, at its sole discretion, shall fine the Licensee a fine of 25 times the value of the products not purchased from the Company. If the Company finds that the Licensee continues this practice, the License will be terminated and all molds, tools and equipment purchased with said License must be returned to the Company at the Licensees expense.

15. Advertising and Promotion by the Company.

        The Company shall from time to time formulate, develop, produce and conduct advertising and promotional programs in such form and media as it determines to be most effective. The Company shall have the right, at its sole discretion, to determine the composition of all geographic territories and market areas for the development and implementation of such advertising and promotion programs. All costs of the formulation and development of any such advertising and promotion will be paid for by the Company. The Company shall design advertising materials for the promotion of the products and the Marks. Any production and distribution costs shall be borne directly by Licensee for such materials ordered by the Licensee such as brochures, mailers, posters, etc.. International advertising shall be the sole responsibility of the Company and no international advertising shall be placed by Licensee. Licensee acknowledges and understands that this advertising is intended to maximize general public recognition and patronage of the Marks in the manner determined to be most effective by the Company and that the Company undertakes no obligation in developing, implementing or administering such programs.

16.     Advertising and Promotion by Licensee.

        All advertising and promotion by Licensee shall be completely factual and shall conform to the highest standards of ethical advertising and the policies prescribed by the Company, including policies contained in the Company's corporate identity manuals as revised by the Company. Advertising guidelines and actual ad formats can be found in the supplied computer program which has been provided by the Company within the materials noted in Exhibit C.

17.     Bookkeeping and Records.

        Licensee shall use the established bookkeeping and record keeping systems provided by the Company in the computer business program for the retention of sales, purchase orders, invoices, payroll, accounts payable, sales tax, tax returns, cash receipts and disbursements journals and general ledgers. Said records shall be made available to the Company at any time upon reasonable notice and during regular business hours.

18.     Sales Reports and Financial Statements.

        Licensee shall submit to the Company: (a) within ten (10) days of the end of each quarter a report of the sales of products and services sold at the Facility, and such other information and supporting records as the Company requires. (b) within sixty (60) days of the end of each fiscal year of the Facility, unaudited annual statements of profit and loss and financial condition of the Facility. The Company may require Licensee to obtain at the Company's expense and submit to the Company within sixty (60) days an audited statement of profit and loss and financial condition of the Facility for any fiscal year if the Company believes that Licensee has submitted sales reports, unaudited profit and loss statements or tax returns containing material inaccuracies. Should such audit disclose greater than 10% under-reporting of unit sales, the cost of such audit shall be assumed by Licensee. If the Licensee continues to under-report sales for three consecutive quarters, the Company may fine the Licensee up to 25% of the unreported sales.

19.     Specifications, Standards, Procedures and Rules.

        Licensee agrees to fully comply with all specifications, standards and operating procedures and rules prescribed for the Facility, including without limitation, specifications, standards and operating procedures and rules relating to: (a) the safety, maintenance, cleanliness, sanitation, function and appearance of the Facility and its equipment, fixtures, furniture, decor and signs; (b) qualifications, dress, grooming, general appearance and demeanor of Licensee and all employees of Licensee and the Facility; (c) quality, appearance, performance and uniformity, and manner of preparation and sale of all World Transport Authority products sold by Licensee and of all supplies and materials used in the preparation and sale thereof; (d) methods and procedures relating to receiving, preparing and delivering customer orders; (e) hours during which the Facility will be open for business; (f) advertising and promotion; (g) use of standard forms; (h) use of exterior and interior signs, posters, displays and similar items; (i) the handling of customer complaints; (i) compliance with the Company's Identity Programs, as same may exist; and (k) the posting of signs identifying Licensee as the owner of the Facility in accordance with the Company's requirements.

20.      Compliance with Laws.

        Licensee shall secure and maintain in force all required licenses, permits and certificates and shall operate the Facility in full compliance with all applicable laws, ordinances and regulations, including without limitation all government regulations relating to occupational hazards and health, consumer protection, unfair and deceptive practices, trade regulation, and other rules as stated by the government of the Licensee country.

21. Prices to be Determined by Licensee.

        The Company may from time to time offer guidance to Licensee relative to retail and wholesale prices for the products and services of the Facility that in the Company's judgment constitute good business practice. Licensee shall have the sole right to determine the prices to be charged by the Facility and no such guidance shall be deemed or construed to impose upon Licensee any obligation to charge any fixed, minimum or maximum prices for any product or service offered for sale by the Facility.

22.     Operating Manual.

        The Company will supply to Licensee during the term of the License Agreement one or more copies of an operating manual containing mandatory and suggested specifications, standards, production and operating procedures and rules prescribed by the company and information relative to other obligations of Licensee hereunder and the operation of the Facility (the "Operating Manual"). This manual will be provided both in written and in a computer format both in English. The entire contents of the Operating Manual will remain confidential and the intellectual property of the Company. The Company shall have the right to add to and otherwise modify the Operating Manual, if deemed necessary by the Company to improve the standards of service or product quality or the efficient operation of the Facility, to protect or maintain the goodwill associated with the Marks or to meet competition, provided that no such addition or modification shall alter Licensee's fundamental status and rights under this Agreement. The provisions of the Operating Manual as modified and mandatory specifications standards and operating procedures and rules prescribed by the Company and communicated to Licensee in writing, shall constitute provisions of this Agreement as if fully set forth herein. All references herein to this

Agreement shall include the provisions of the Operating Manual and all such mandatory specifications, standards and operating procedures and rules. The modified provisions to the manual shall be transmitted to be incorporated in both the written and computer versions.

23.     Trade Secrets; New Processes, Concepts.

        Licensee acknowledges that his entire knowledge regarding the production of the WORLDSTAR automobile, including without limitation the contents of the Operating Manual and the specifications, standards and operating procedures of the Facility, is derived from information disclosed to Licensee by the Company and that such Operating Manual and such other information is confidential and a trade secret of the Company. Licensee agrees that he will maintain the absolute confidentiality of the Operating Manual and all such other information during and after the term of the License, disclosing same to the other employees of the Facility only to the extent necessary for the operation of the Facility in accordance with this Agreement, and that he will not use the Operating Manual and such other information in any other business or in any manner not specifically authorized or approved in writing by the Company.

        Licensee agrees that if they shall develop any new concept, process or improvement in the operation or promotion of the Facility or product (other than those not uniquely applicable to the World Transport Authority product itself), Licensee shall promptly notify the Company and shall provide the Company with all necessary information with respect thereto without compensation therefore. Licensee acknowledges that such concept, process or improvement shall become the property of the Company and that the Company may itself utilize or disclose to other Licensees such information. The Company at its sole discretion shall decide if the new concept, process or improvement is such that an acknowledgment of the new idea is meritorious of a royalty or fee.

24.     Licensee Must Directly Supervise Facility.

        The Facility shall be under the direct, on-premises supervision of Licensee (or person approved by the Company). Licensee (or person approved by the Company if Licensee is a corporation or partnership) shall devote his entire time (excluding reasonable vacation periods) which shall be no less than forty
(40) hours per week to the management of the Facility.

25.     Insurance.

        Licensee shall at all times during the term of the License maintain in force at his sole expense comprehensive general liability insurance (including, but not limited to coverage for personal injury, product and contractual liability), motor vehicle liability, fire, and workmen's compensation insurance if necessary in the country where the Licensee is located. All comprehensive general liability and motor vehicles liability insurance policies shall name the Company as additional insured, provided that any increase in insurance premiums attributable to the naming of Company as an additional insured shall be assumed by Company. Said policies shall provide that the Company shall receive thirty (30) days prior written notice of termination, expiration, cancellation, modification or reduction in coverage of any such policy. Licensee shall submit to the Company annually a copy of the certificate of insurance or evidence of the renewal or extension of each such insurance policy.

26.     The Marks.

        Licensee acknowledges that the Company is the owner of all Marks licensed to Licensee by this Agreement and all usage thereof by Licensee and any goodwill established thereby shall be for the exclusive benefit of the Company. Licensee agrees to use each such Mark in full compliance with rules prescribed from time to time by the Company. Licensee may not use any Mark in connection with the sale of any unauthorized product or service or in any other manner not explicitly authorized in writing by the Company. Licensee shall immediately notify the Company of any infringement of or challenge to the Company's use of any Mark or claim by any person of any rights in any Mark, and Licensee shall not communicate with any person other than the Company and its counsel in connection with any such infringement challenge or claim. The Company shall have sole discretion to take such action as it deems appropriate and the right to exclusively control any litigation of the Patent or Mark or other proceeding arising out of any such infringement, challenge or claim or otherwise relating to any Mark and Licensee agrees to execute any and all instruments and documents, render such assistance and do such acts and things as may, in the opinion of the Company's counsel, be necessary or advisable to protect and maintain the interests of the Company in any such litigation, Patent or Trademark or other proceeding or to otherwise protect and maintain the interest of the Company in the Marks. The Company agrees to indemnify Licensee against and to reimburse Licensee for all damages for which he is held liable in any proceeding arising out of the use of any Mark in compliance with this Agreement and for all costs reasonably incurred by Licensee in the defense of any such claim brought against him or in any such proceeding in which he is named as a party. If it becomes advisable at any time in the sole discretion of the Company for Licensee to modify or discontinue use of any Mark and/or use one or more additional or substitute trademarks Licensee agrees to do so and the sole obligation of the Company in any such event shall be to reimburse Licensee for his tangible costs of complying with this obligation.

27.     Initial Fees.

        Licensee agrees to pay to the Company a license application fee in the amount of two hundred sixty thousand dollars ($260,000.00 U.S.), payable as provided in Exhibit B attached hereto. Licensee shall have the right to inspect, at the point of debarcation, all molds, equipment, tooling and supplies, as indicated in Exhibit C of this License application, prior to shipment and prior to installment payment. In the event the Company fails to produce the required equipment, tooling and supplies within 30 days of the time agreed upon by the Company, unless not within the Company's control, Licensee shall be entitled to the refund of fees paid to date. If a tool, piece of equipment or supply is unavoidably unavailable the Company has the right to substitute a tool, piece of equipment or supply of equal or better quality. Licensee shall assume all shipping expenses to Licensee's Facility from the Port of San Diego, California U.S.A.. In the event Licensee fails to pay any installment of the license application fee when due, Licensee shall forfeit all sums previously paid and this agreement shall terminate.

28.     Inventory  Purchase.

        The Company shall purchase in quantity all the materials neededs by the Licensee for the manufacture of the WORLDSTAR vehicle. These materials shall be collected and packaged ready for shipment in 40' containers, or two 20' as outlined in paragraph 14. The Company shall add together all materials needs from each Licensee and negotiate extraordinary discounts in pricing from our suppliers. From time to time the Company may change suppliers seeking better pricing, quality or availability. The Company shall organize the containerization of the materials and shipment to the Licensee. The Company will charge the Licensee for the cost of materials, assembly , handling and containerization plus a royalty fee of $275.00 per vehicle. If the Company receives a better price from its suppliers this cost savings belongs to the Licensee. The Licensee shall cause a Letter of Credit to be lodged with the Company's bank for the container of materials with such terms and conditions that allow the Company to use the Letter of Credit as collateral for the Company's Letter of Credit to their suppliers. With the Company using the Licensees credit and the combination of all Licensees collective buying power the Company is able to pass on great savings to the Licensee for the parts, supplies and materials. In addition, the Company is not required to use it's resources to finance the purchase of the parts, supplies and materials.

29.     Inspection.

        To determine whether the Licensee is complying with this Agreement the Company shall have the right at any time during business hours, and without prior notice to Licensee, to inspect the Facility and the business bookkeeping records and other supporting records and documents of the Facility and Licensee. Such inspections shall not unreasonably disrupt the ongoing operations of the Facility or interfere with the duties of Licensee or its employees. Such inspections shall be made at the Company's expense, provided, however, that if the Company is required to make any inspections in connection with Licensee's repeated or continuing failure to comply with this Agreement following prior notice and reasonable opportunity to cure (not to exceed 30 days) deficiencies particularized by the Company. The Company shall have the right to charge Licensee for the costs of making all further inspections in connection with such failure to comply which reveal continuing deficiencies, including without limitation travel expenses, room and board and compensation of the Company's employees.

30.     Audit of Sales and Financial Statements.

        The Company shall have the right to audit or cause to be audited the sales reports, and financial statements which Licensee is required to submit by Paragraph 18 of this Agreement. In the event any such audit shall disclose unequal purchases of parts from the Company compared to the sales of the Licensee, for any period or periods, Licensee shall pay to the Company, within fifteen (15) days after receipt of the audit report, a fee of 10% of the value of vehicles sold where the materials were not purchased from the Company. Further, in the event such understatement for any period or periods shall be ten percent (10%) or more of the gross sales of the Facility for such period or periods, Licensee shall reimburse the Company for the cost of such audit, including without limitation the charges of any independent certified public accountant and the travel expenses, room and board and compensation of employees of the Company. The 10% fee plus expenses is in addition to the fines outlined in Paragraph 14 as applicable.

31.     Termination by Licensee.

        If Licensee is in compliance with this Agreement and the Company breaches this Agreement and fails to cure such breach within ninety (90) days after written notice thereof is delivered to the Company, Licensee may terminate this Agreement and the License effective ten (10) days after delivery to the Company of notice thereof. The Licensee at that time is to be returned his License fee prorated over a 10 year period less $135,000. The balance is payable within 10 days to the Licensee after the Company receives all tools, equipment and supplies associated with the License fee as described in Exhibit C and added to from time to time as memorialized in Company shipping documents. A termination of this Agreement and the License by Licensee without complying with the foregoing requirement or for any reason other than the Company's breach of this Agreement and failure to cure such breach within thirty (30) days after receipt of written notice thereof shall be deemed a termination by Licensee without cause and not in accordance with the provisions of this Agreement.

32.     Termination by the Company.

        The Company may terminate this Agreement and the License effective five
(5) days after delivery of notice of termination to Licensee, if: (a) Licensee or the Facility makes an assignment for the benefit of creditors or an admission of an inability to pay its obligations as they become due; (b) Licensee fails to continuously and actively operate the Facility; (c) Licensee suffers cancellation of or fails to renew or extend the lease or sublease for or otherwise fails to maintain possession of the premises occupied by the Facility and fails to secure suitable alternative premises approved by the Company; (d) Licensee fails to achieve the sales quotas specified in Paragraph 4 in two (2) consecutive years or any four (4) years of the term of the License; (e) License consistently fails to submit when due, sales reports or financial statements;
(f) Licensee or any of its owners are convicted of a felony or other crime which substantially impairs the goodwill associated with the Marks; (g) Licensee repeatedly fails to substantially comply with this Agreement, whether or not such failures to comply are corrected after notice thereof is delivered to Licensee; (h) Licensee or any of its owners have made any material misrepresentation on his application for the License; or (i) the Licensee or any person who owns a controlling interest in this Agreement or in the License fails to dispose of such interest in the manner required by Paragraph 40 hereof. The Company shall have the further right to terminate this Agreement and the License, effective upon delivery of notice of termination to Licensee, if Licensee fails to comply with any provision of this Agreement or any specification, standard or operating procedure or rule prescribed by the Company and does not correct such failure within thirty (30) days if such failure relates to the use of any Mark or the quality of the product or the appearance of the Facility; fifteen (15) days if such failure is to pay any money payable by Licensee pursuant to any provision of this Agreement or any other agreement between the Company or its affiliates or subsidiaries and Licensee; otherwise thirty (30) days, after written notice of such failure to comply (which shall describe the action that Licensee must take to correct same) is delivered to Licensee.

33.     Licensee's Obligations Upon Termination or Expiration.

        Upon termination or expiration of the License, Licensee agrees to pay the Company within fifteen (15) days after the effective date of termination or expiration any other charges as have or will thereafter become due hereunder and are then unpaid. Licensee further agrees that upon termination or expiration of the License, Licensee will immediately return to the Company all copies of the Operating Manual and all other propriety manuals and written procedures which have been loaned to Licensee by the Company. All proprietary tooling utilized in the production of any World Transport Authority product shall be returned to the Company by the Licensee, or, in the alternative, offered to the Company in the Licensees location for destruction upon terms and conditions mutually agreeable to the parties. The Licensee at the Company's request must place a bond in the amount of shipping cost to the Company for the expiration of this license. The WORLDSTAR molds, which are proprietary to W.T.A. and with the signing of this agreement the Licensee acknowledges this proprietary right, shall be returned to the Company at the Company's expense. Any inventory or parts uniquely related to World Transport Authority products shall be valued by an independent appraisal and offered for sale to the Company which may but shall not be required to, purchase same at the appraised value and upon terms and conditions mutually agreeable to the parties. Licensee further agrees that upon termination or expiration of the License, he will take such action as may be required to cancel all assumed name or equivalent registrations relating to the use of any Mark and to notify the telephone company within fifteen (15) days and all listing agencies of the termination or expiration of Licensee's right to use all telephone numbers and all classified and other directory listings and to authorize same to transfer to the Company or its Licensee all telephone numbers and directory listings of the Facility. Licensee acknowledges that as between the Company and Licensee, the Company has the sole rights to and interest in all telephone numbers and directory listings associated with any Mark and authorizes the Company to direct the telephone company and all listing agencies to transfer same to the Company or its Licensee, should Licensee fail or refuse to do so, and the telephone company and all listing agencies may accept such direction of this Agreement as conclusive of the exclusive rights of the Company in such telephone numbers and directory listings and its authority to direct their transfer. If Licensee retains possession of the premises occupied by the Facility, Licensee agrees that upon termination or expiration of the License, he will at his expense make such reasonable modifications in the exterior and interior decor thereof as the Company deems required to minimize its identification as a World Transport Authority Facility. Licensee agrees that after the termination or expiration of the License he will not directly or indirectly in any manner identify the premises which were occupied by the Facility or any other business as a World Transport Authority Facility, a former World Transport Authority Facility, or as a Licensee of or otherwise associated with the Company or use in any manner or for any purpose any Mark or other indicia of World Transport Authority.

34.     Company's Option to Purchase Facility.

        Upon the termination or expiration of the License except termination by Licensee for cause pursuant to Paragraph 31 hereof, the Company shall have the option, but not the obligation, exercisable for thirty (30) days, to purchase all of the assets of the Facility, including the equipment, inventory, leasehold interests and improvements and favorable rights and covenants of the Facility upon terms mutually acceptable to the parties.

35.     Licensee's Covenants Not To Compete.

        Licensee agrees that he will not during the term of the License have any interest as an owner (except of publicly traded securities), director, officer, employee, consultant, representative or agent, or in any other capacity, in any other "specialty car" manufacturing, design or sales company (except another World Transport Authority Facility operated under license agreements heretofore or hereafter entered into between Licensee and the Company). If the License is terminated by the Company in accordance with this Agreement including by exercise of the Company's option to purchase pursuant to Paragraph 34 or pursuant to the right of first refusal contained in Paragraph 40 below, by Licensee without cause or not in accordance with this Agreement or by mutual agreement, or if the License expires and Licensee rejects the Company's offer to renew the License, Licensee agrees that for a period of ten (10) years commencing on the effective date of termination or expiration of the Licensee, he will not engage as an owner (except of publicly traded securities), partner, director, officer, employee, consultant, representative, or agent, or in any other capacity, in any business or entity which produces in any form a "specialty car". In the event this agreement is terminated by Licensee for cause, Licensee shall be permitted to continue production of the WORLDSTAR for the unexpired remaining term of this license, subject only to the purchase of all materials to build the WORLDSTAR from the Company. In such event, no quotas shall apply. In no event shall Licensee's right to produce the WORLDSTAR extend beyond the original 10 year term hereof absent further agreement.

36. Assignment by the Company.

        This Agreement is fully assignable by the Company and shall inure to the benefit of any assignee or other legal successor to the interests of the Company herein.

37.     Assignment by Licensee.

        This Agreement and the License are personal to Licensee and neither this Agreement nor the License may be voluntarily, involuntarily, directly or indirectly assigned or otherwise transferred without the prior written approval of the Company, and any such assignment or transfer without such approval shall constitute a breach hereof. This Agreement does not give Licensee the right to grant a sub-license or similar right.

38.     Company's Approval of Assignment.

        If Licensee is in full compliance with this Agreement, permission to assign or transfer shall not be unreasonably withheld by the Company: (a) in the case of proposed assignments or transfers to a partnership or corporation which is actively managed by Licensee and in which Licensee owns and controls not less than fifty-one percent (51%) of the general partnership interest or the equity and voting power of all issued and outstanding capital stock; provided that the provisions of Paragraph 44 shall be fully complied with, and (b) subject to the Company's right of first refusal pursuant to Paragraph 40 hereof, in the case of proposed assignees or transferees who: (i) are willing to execute and be bound by all provisions of this Standard Manufacturing and Distribution License and all other agreements and legal instruments and documents then in effect between the parties hereto, provided that the Company shall not charge such assignee an initial license application processing fee; and (ii) who are willing to and do complete the Company's standard training program for which such assignee shall pay the Company its standard training fee and a transfer fee in the sum of twenty-five thousand dollars ($25,000.00) to recover its cost of training and other costs incurred in approving and effecting the assignment. In connection with any assignment permitted under this Paragraph 38, Licensee shall provide the Company with all documents to be executed by Licensee and the proposed assignee or transferee at least thirty (30) business days prior to execution.

39.     Death or Disability Of Licensee.

        (a) Upon the death or permanent disability of any person who owns a controlling interest in this Agreement or in Licensee, the executor, administrator or representative of such person (the "representative") shall have twelve (12) months in which to transfer the interest of the deceased or permanently disabled person to a third party approved by the Company. All transfers of the interest of the deceased or permanently disabled person, including, without limitation, transfers by devise or inheritance, shall be in writing and subject to the approval of the Company.

40.     Right of First Refusal of the Company.

        If Licensee or its owners propose to sell the Facility (or its assets) or part or all of the ownership of Licensee and Licensee or its owners obtains a bona fide, executed written offer to purchase same, Licensee shall deliver a copy of the bona fide offer to the Company along with all documents to be executed by Licensee and the proposed assignee or transferee, and the Company shall, for a period of thirty (30) days from the date of delivery of such offer to the Company have the right, exercisable by written notice to Licensee or its owners, to purchase the Facility (its assets) and License as set forward in the documents provided by the Licensee for the price and on the terms and conditions contained in such offer, provided that the Company may substitute equivalent cash for any form of payment proposed in such offer. If the Company does not exercise this right of first refusal, the original offer may be accepted by Licensee or its owners, subject to the prior written approval of the Company as provided in Paragraphs 37 and 38, provided that if such offer is not so accepted within five (5) months of the date thereof, the Company shall again have the right of first refusal herein described. This paragraph does not apply to transfers described in subsection (a) of Paragraph 39.

41.     Judicial Enforcement, Injunctions and Specific Performance.

        The Company may enforce by judicial process its right to terminate this Agreement as provided in Paragraph 32 hereof and any rights it may have under other agreements the Company may have with Licensee. Company shall be entitled to temporary and permanent injunctions and orders of specific performance enforcing any of the provisions of Paragraphs 23, 26, 32, 33, 35, 37, 39 and 40 of this Agreement upon proper application being first made. If the Company secures any such injunction or order of specific performance, Licensee agrees to pay to the Company an amount equal to the aggregate of its costs of obtaining any such relief, including without limitation reasonable attorney's fees, costs of investigation and proof of facts, court costs other litigation expenses and travel and living expenses, and any damages incurred by the Company as a result of the breach of any such provision. Should Licensee prevail in such judicial proceedings, it too shall be entitled to recover its costs of opposing such application. For the purpose of insuring the Company's ability to protect the Marks against infringement by outsiders, the Company and Licensee each agree to the establishment of a "litigation trust fund" to be utilized to defer the costs of any litigation required to protect the interests of the Company and Licensee. Such "litigation trust fund" shall be established at a mutually agreeable banking institution in an interest bearing account. Any Licensee (including the Company to the extent that it produces cars) shall be obligated to deposit into the "litigation trust fund" each quarter the sum of $25 per completed car sold and at the time of reporting sales, see paragraph 18. Annually, the value of the litigation trust fund shall be assessed, and the magnitude of the per car contribution adjusted to meet the pending and potential litigation needs of the Company and Licensee. All litigation shall be commenced in the name of Company for the benefit of any Licensee and all parties shall cooperate with the others in the prosecution of such litigation. Only such litigation as the parties mutually agree to for the mutual benefit of the Company and all Licensees shall be funded through the "litigation trust fund."

42.     Jurisdiction and Venue.

        Licensee agrees that the Company may institute any action against Licensee arising out of or relating to this Agreement in the United States Federal Court of general jurisdiction in the State of California and Licensee irrevocably submits to the jurisdiction of said court and waives any objection he may have to either the jurisdiction or venue of such court.

43.     Independent Contractors Indemnification.

        The Company and Licensee are independent contractors. The Company shall not be obligated by any agreements, representations or warranties made by Licensee nor shall the Company be obligated for any damages to any person or property directly or indirectly arising out of the operation of the Facility or the product produced or serviced, whether caused by Licensee's negligent or willful action or failure to act. Licensee agrees to indemnify the Company against and to reimburse the Company for all such obligations and damages for which it is held liable and for all costs incurred by it in the defense of any such claim brought against it or in any action in which it is named as a party, including without limitation reasonable attorney's fees, costs of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses. The Company shall have the right to defend any such claim.

44.     Licensee Corporation/Partnership.

        If Licensee is a corporation or a partnership or if this Agreement and the License are assigned to a corporation or partnership, such corporation or partnership shall conduct no business other than the Facility and other World Transport Authority Facilities under License Agreement with the Company, except those activities specifically authorized per Paragraph 14 hereof. Licensee, or if Licensee is a corporation or partnership, the person designated hereinafter as the controlling shareholder or partner shall own and control not less than fifty-one percent (51%) of the partnership interest or the equity and voting power of all issued and outstanding capital stock of the corporation. All shareholders, partners or investors in such corporation or partnership shall execute this Agreement and be bound jointly and severally by all provisions hereof and shall thereby also represent and warrant their percentage ownership interest and that they are all of the persons required to sign this Agreement pursuant to this paragraph. The articles of partnership, partnership agreement, articles of incorporation, bylaws and other organizational documents of such partnership or corporation shall recite that the issuance and transfer of any interest therein is subject to the restrictions of Paragraphs 33, 35, 37 and 39 hereof and all issued and outstanding stock certificates of such corporation shall bear a legend referring to the restrictions contained in this Agreement.

45.     Governing Law.

        Except to the extent governed by the United States Trademark Act of 1946 (Lanham Act; 15 U.S.C. S1051 et secr.) or the United States Arbitration Act, this Agreement shall be governed by the laws of the State of California.

46.     Binding Effect.

        This Agreement is binding upon the parties hereto and their respective heirs, assigns and successors in interest.

47.     Construction.

        The preamble recitals and exhibits hereto are a part of this Agreement, which constitutes the entire agreement of the parties, and there are no other oral or written understandings or agreements between the Company and Licensee relating to the subject matter of this Agreement. The headings of the several paragraphs hereof are for convenience only and do not define, limit or construe the contents of such paragraphs. The term 'Licensee' as used herein is applicable to one or more persons, a corporation or a partnership, as the case may be, and the singular usage includes the plural and the masculine and neuter usages include the other and the feminine. The Company and Licensee agree that if any provision of this Agreement is capable of two constructions one of which would render the provision illegal or otherwise voidable or unenforceable and the other of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable. The language of all provisions of this Agreement shall be construed simply according to its fair meaning and not strictly against the Company or Licensee. It is the desire and intent of the Company and Licensee that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement is adjudicated to be invalid or unenforceable, such adjudication is to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. All provisions of this Agreement are severable and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained herein and partially valid and enforceable provisions shall be enforced to the extent valid and enforceable. If any applicable law or rule requires a greater prior notice of the termination of or election not to renew this Agreement, or the taking of some other action hereunder, than is required hereunder, the prior notice or other requirements required by such law or rule shall be substituted for the requirements hereof.

48.     Waiver.

        The Company and Licensee may by written instrument unilaterally waive any obligation of or restriction upon the other under this Agreement. No acceptance by the Company of any payment by Licensee and no failure, refusal or neglect of the Company or Licensee to exercise any right under this Agreement or to insist upon full compliance by the other with its obligations hereunder or with any specification, standard or operating procedure or rule shall constitute a waiver of any provision of this Agreement.

49.     Standard of Reasonableness.

        With respect to all determinations to be made by the Company pursuant to this Agreement except those to be made in its sole discretion, the Company agrees to exercise reasonable judgment.

50.     Notices.

        All written notices permitted or required to be delivered by the provisions of this Agreement or of the Operating Manual shall be deemed so delivered by hand or three (3) days after placed in the United States Mail by Registered or Certified Mail, Return Receipt Requested, postage prepaid and addressed to the party to be notified at its most current principal business address of which the notifying party has been notified.

51.     Effective Date of this Agreement.

        This Agreement shall take effect upon the date of its acceptance and execution by the Company. LICENSEE REPRESENTS THAT HE HAS READ THIS AGREEMENT IN ITS ENTIRETY AND THAT HE HAS BEEN GIVEN THE OPPORTUNITY TO CLARIFY ANY PROVISIONS AND INFORMATION THAT HE DID NOT UNDERSTAND AND TO CONSULT WITH AN ATTORNEY OR OTHER PROFESSIONAL ADVISOR. LICENSEE FURTHER REPRESENTS TEAT HE UNDERSTANDS THE TERMS, CONDITIONS AND OBLIGATIONS OF THIS AGREEMENT AND THE LICENSE AND AGREES TO BE BOUND THEREBY.

                                        LICENSEE

World Transport Authority, Inc..        Grana Baja, S.A. de C.V.


By: ___________________________          By: ___________________________________
    Dean Amaru,  President                   Francis Zubrowski, Director General

Dated:_________________________         Dated: _________________________________


                  COVENANTS OF SHAREHOLDERS/PARTNERS/INVESTORS

        The undersigned individuals represent and warrant that they are all of the shareholders, partners or investors of Licensee or otherwise have a direct or indirect beneficial interest in the success of Licensee. Accordingly, to induce the Company to enter into this Agreement and grant the License to Licensee, each of the undersigned individuals hereby jointly and severally agree to be bound by all of the provisions of this Agreement.


By: ___________________________          By: ___________________________________
    Shareholder                              Shareholder

                                    EXHIBIT A

                                  PRODUCT LINE







                                8-PASSENGER TAXI

                                   [PICTURE]



                                      VAN

                                   [PICTURE]



                                     TRUCK

                                   [PICTURE]

                                    EXHIBIT B




PAYMENT OF LICENSE FEE


                                                   AMOUNT
      EVENT                                        PAYABLE
      -----                                        -------
1.    Upon execution of Agreement                  $   5,000.00
      (receipt acknowledged)


2.    Due 60 days after execution                  $  25,000.00

3.    Due 90 days after execution                  $  30,000.00

4.    Irrevocable Letter of Credit lodged
      with the bank of the Company upon            $ 200,000.00
      shipment of factory.













                                    EXHIBIT C

WORLD CAR BUSINESS EQUIPMENT LIST

OFFICE EQUIPMENT

o     IBM compatible Computer & Monitor
o     Laser Printer
o     Computer Desk & Chair

COMPOSITE AUTOMOBILE BUSINESS COMPUTER PROGRAM

o     Letterhead Design
o     Advertising Program
o     Marketing Program
o     General Accounting Software - G/L, A/R, A/P, P/O
o     Building Layout

WORLD VEHICLE VHS TRAINING AID

o     TV & VCR
o     Tapes & Manuscript
o     Manuals

WORLD VEHICLE FIBERGLASS TOOLING - 7 PASSENGER CONFIGURATION

o     Outer body mold
o     Inner body mold
o     Driver seat mold
o     Hood mold
o     Rear fender opening molds-left and right
o     Inner fender molds-left and right

WORLD VEHICLE FIBERGLASS TOOLING - TRUCK CONFIGURATION

o     Inner bed mold
o     Inner tailgate mold
o     Outer tailgate mold

WORLD VEHICLE FIBERGLASS TOOLING - VAN CONFIGURATION

o     Van box mold
o     Inner door mold
o     Outer door mold

WORLD VEHICLE CUTTING PATTERNS

PRODUCTION EQUIPMENT

o     Steel paint/grinding booth with heater
o     Compressor
o     MIG Welder with welding table, curtains and fixtures
o     Tubing Bender
o     Plasma Cutter
o     Drill Press
o     Band Saw & Cold Cut
o     Saw Disc Sander & Bench Grinder
o     Eight 2-Door Metal Cabinets
o     Sewing Machine & Table
o     Tire Changer
o Tool chest with hand, air and electric tools required for vehicle production
o     Fiberglass tools
o     Facility Air & Vacuum Lines
o     Battery Charger and Engine Stand


PRODUCTION MATERIAL - 3 CARS

o     Motors & Transaxles and other mechanical parts
o     Wheels & Tires
o     Fuel tanks
o     Electrical components
o     Windshields
o     Steel tubing
o     Resin & Fiberglass Material

TRAINING

o Production of one vehicle to be completed with licensee during training at our facilities
o     Technical advice for production setup
o     Training and production of 3 vehicles at licensed facility by two
      WTA technicians



                                    EXHIBIT D


WORLDSTAR CONTAINER LOGISTICS


               Material                            Qty
               --------                            ---

1.    Polyester Resin (55 gal. drums)              22

2.    Fiberglass Mat (2 oz. x 48")                 60 Rolls

3.    Core Material (4' x 8' x 1/2")               80 Sheets

4.    Windshields                                  40

5.    Wheels                                       200

6.    Tires                                        200

7.    Engines (Long Block 1.6L)                    40

8.    Transmissions                                40

9.    Wiring                                       5,000 Feet

10.   Steering Columns                             40

11.   Drive Shafts                                 80

12.   Gel Coat (5 gal. pails)                      24

13.   Suspensions                                  40 Sets

14.   Brakes                                       40 Sets

15.   Steel Tube (Engine Cage) 20' Lengths         100

16.   Sheet Metal (Gas Tank) (4' x 8' x .050)      20 Sheets

17.   Mufflers                                     40

18.   Batteries                                    40